PROSPECTUS SUPPLEMENT NO. 3, DATED JUNE 26, 2025	Filed Pursuant to Rule 424(b)(3)
(To the Proxy Statement/Prospectus dated May 15, 2025)	Registration No. 333-285178

SUPPLEMENT TO

PROXY STATEMENT

FOR EXTRAORDINARY GENERAL MEETING OF

DISTOKEN ACQUISITION CORPORATION

AND

PROSPECTUS FOR

UP TO 62,783,862 CLASS A ORDINARY SHARES OR CLASS A ORDINARY SHARES

REPRESENTED BY AMERICAN DEPOSITARY SHARES

AND

11,160,808 CLASS B ORDINARY SHARES

AND

7,617,500 CLASS A ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY

SHARES ISSUABLE UPON EXERCISE OF WARRANTS

AND

7,617,500 WARRANTS

OF

YOULIFE GROUP INC.

On May 16, 2025, Distoken Acquisition Corporation, a Cayman Islands exempted company (“Distoken”) commenced mailing the definitive proxy statement/prospectus dated May 15, 2025 (the “Proxy Statement/Prospectus”) related to the extraordinary general meeting of shareholders held on May 30, 2025 to approve, among other things, the approval of its previously announced proposed business combination (the “Business Combination”), by and among Distoken, Youlife International Holdings Inc., a Cayman Islands exempted company (“Youlife”), Youlife Group Inc., a Cayman Islands exempted company (“Pubco”), Youlife I Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“First Merger Sub”), and Youlife II Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Second Merger Sub”). Pubco and Youlife filed the Proxy Statement/Prospectus with the U.S. Securities and Exchange Commission (the “SEC”) as part of a registration statement (the “Registration Statement”) on Form F-4 (Registration No. 333-285178) relating to the issuance of up to 62,783,862 Class A ordinary shares or Class A ordinary shares represented by American depositary shares, 11,160,808 Class B ordinary shares, 7,617,500 Class A ordinary shares represented by American depositary shares issuable upon exercise of warrants and 7,617,500 warrants in connection with the Business Combination.

This supplement No. 3, dated June 26, 2025 (this “Supplement”), is being filed by Pubco and Youlife with the SEC to update, amend and supplement certain information contained in the Proxy Statement/Prospectus, which forms part of the Registration Statement. Except as otherwise set forth below, the information in the Proxy Statement/Prospectus remains unchanged. The page reference is to the page in the Proxy Statement/Prospectus, and terms used herein, unless otherwise defined, have the meanings set forth in the Proxy Statement/Prospectus.

This Supplement is not complete without, and may not be utilized except in connection with, the Proxy Statement/Prospectus, including any supplements and amendments thereto.

You should read carefully and in their entirety this Supplement and the Proxy Statement/Prospectus and all accompanying annexes and exhibits. In particular, you should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 75 of the Proxy Statement/Prospectus.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the transactions described in the Proxy Statement/Prospectus or any of the securities to be issued in the Business Combination (as defined in the Proxy Statement/Prospectus), passed upon the merits or fairness of the Business Combination or related transactions or passed upon the adequacy or accuracy of the disclosure in the Proxy Statement/Prospectus or this Supplement. Any representation to the contrary constitutes a criminal offense.

Prospectus supplement dated June 26, 2025

Supplemental Clarification to the Proxy Statement/Prospectus

This Supplement is filed to clarify that the Pubco no longer seeks to apply for the listing of the Pubco Warrants on Nadsaq. Instead, following the consummation of the transactions contemplated by the Business Combination Agreement, the Pubco will cause the Pubco Warrants to be quoted and traded on the OTC markets. Investors are advised to exercise caution in dealing in the Pubco Warrants due to lower liquidity position as compared to a Nasdaq listing.